UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a — 12
Maritrans Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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In connection with the proposed acquisition of Maritrans Inc. (the “Company”) by Overseas Shipholding Group, Inc., the following email was sent to the Company employees on November 3, 2006:
Q&A #5
All Employees
Q-1. Regarding Maritrans stock that was granted to me in the early-to-mid 1990s — how can I find out when exactly it was granted, and at what price? What other steps are needed if I wanted to sell it when the OSG merger happens?
A. To find out how much Maritrans stock you received, contact Judi Cortina. If you hold shares of Maritrans stock on the date of closing of the merger, you will receive a letter of transmittal and instructions for sending your stock certificate to the paying agent shortly after the closing. You will need to send your stock certificate and the properly executed letter of transmittal back to the paying agent. Once the paying agent receives those documents, the paying agent will send to you a payment for your shares in an amount equal to $37.50 multiplied by the number of shares of common stock you own at closing. Please refer to the section entitled “Surrender of Stock Certificates” on page 28 the Definitive Proxy Statement filed by Maritrans on October 26, 2006 (a copy of which can be obtained as provided below). Please DO NOT SEND YOUR STOCK CERTIFICATES IN UNTIL YOU ARE REQUESTED TO DO SO.
Q-2. Will the teams announced on October 18, 2006 be solid line to Jonathan Whitworth and dotted line to Captain Bob Johnston?
A. The VP of Marine Operations, VP of Marine Technical & VP of Marine Labor Relations will have both a solid line to Jonathan Whitworth and to Captain Bob Johnston.
Q-3. When do you think the Commercial Services and Corporate structure will be finalized?
A. We are currently working on the structure of both of these functions, and hope to make announcements on this soon.
Seagoing Employees
Q-4. What deal has been agreed to with the respective unions (AMO, MEBA and SIU)?
A. For all union contracts, negotiations will still be held on their regularly scheduled contract renewal date. That being said, we have agreed with the AMO that they will retain the current Maritrans tankers and the Maritrans ATBs. In addition, all future ATB new construction will also be covered by the AMO. If the current Maritrans tankers are rebuilt, they will maintain AMO contracts. All current OSG vessels and all future OSG tanker newbuilds will retain the MEBA contracts for all engineers. The SIU will retain their contract coverage for all vessels in the combined fleet.
Additional Information and Where to Find It:
This material is not a substitute for the proxy statement Maritrans filed with the Securities and Exchange Commission on October 26, 2006. Investors are urged to read the proxy statement, including detailed risk factors, because it contains important information. The proxy statement and other documents, which were filed by Maritrans with the Securities and Exchange

Commission, are available free of charge at the SEC’s website, www.sec.gov, or by visiting Maritrans’ website at http://www.maritrans.com.
Maritrans and certain of its directors, executive officers and certain other members of its management may be deemed to be soliciting proxies from Maritrans’ shareholders in connection with the proposed transaction. Investors may obtain a detailed list of names, affiliations and interests of Maritrans participants in the solicitation of proxies of Maritrans’ shareholders by reading the proxy statement.